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Exhibit 99.2

IHOP Corp. Growth Strategy
Conference Call Script
FINAL

Operator—Introduction

•
Call introduction

Stacy Roughan—Management Introductions/Safe Harbor

Good morning and thank you for joining us for IHOP's strategic growth plan conference call. Today, with us from management is Julia Stewart, president and CEO, and Tom Conforti, CFO.

Management's formal remarks will be accompanied by a slide presentation which is available on the company's website, www.ihop.com. If you have access to the Internet and haven't already done so, please take a moment to bring up the presentation on your computer screen to follow along with management's presentation.

Before I turn the call over to management, I would like to remind you that today's conference call contains forward-looking statements as noted in slide number two. These forward-looking statements include such words as "may," "will," "expect," "believe," "plan," or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the company's new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP's control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP's overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP's filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I'd like to turn the call over to Julia Stewart.

Julia Stewart—Operating Model/Brand/Operating Strategy Overview

I am pleased and excited to be able to share IHOP's growth strategy with you today. As you know, we have been working over the past year to put in place a plan that makes sense for IHOP's growth going forward as well as create a plan that is in the interest of all our key stakeholders—our franchisees, employees and shareholders.

As Stacy mentioned we are currently webcasting a slide presentation to accompany our introductory remarks. Those who have the slide show in front of you should move forward to slide 3.

Slide 3

Today, we'll be walking you through our strategic growth plan, which includes a shift in our operating model and a comprehensive brand and operations strategy. While Tom will cover the financial implications of our new operating model in more detail, let me first give you an overview of what we've announced today and provide a perspective on why we have proactively chosen to transition to a new model.

Slide 4

We are transitioning from a company-financed development model to a traditional franchise development operating model. This will enable IHOP to leverage our entrepreneurial base of franchisees and extend our franchising options to add additional restaurants to our system, while allowing IHOP Corp. to focus on effectively growing the brand and provide the operational support that a system of more than 1,100 restaurants demands. We've looked at our business from every angle—operating, development, marketing, branding, etc. We started the process over a year ago, looking at all our opportunities going forward. And, our new operating model enables us to create long-term shareholder value while improving the overall economics of our businesses.

Slide 5

We believe our new operating model has significant advantages for our investors. Our new model will generate positive free cash flows, improve our returns on investments, significantly decrease our capital requirements, allowing us to re-deploy cash to support brand and operational efforts, and lower our debt burden. This provides us with increased financial flexibility to explore options to return cash to shareholders, which is an important consideration as we continue to grow the company.

Slide 6

We also have a brand and operations strategy that supports our operating model shift, which I'll speak to in a moment. Our new operating model significantly strengthens our business by allowing us to allocate cash that would otherwise be invested in restaurant development toward brand building activities and operational support. We also have the added benefit of being able to increase the time and organizational resources spent on our brand and operations and not development by leaving development in the capable hands of our franchisees. And, not only do we strengthen our business in doing these things, but we're also providing our franchisees additional opportunities for growth as there will be fewer company-developed sites.

Slide 7

Let me go into that a little more. We improve system economics, which makes franchise developed IHOP restaurants more attractive to our franchisees. It provides real operating advantages in the form of improved top-line performance and a streamlined cost structure. We expect higher per store sales averages and better comp growth as a result of a franchisee's direct involvement in the investment equation. From a development standpoint, franchisees will benefit from greater site selection, flexibility and reduced land costs. In addition, there are lower "soft" costs, which include architectural fees, construction management and contingency fees, compared to the "sweat equity" of franchisees. This enables our franchisees to go into markets and develop locations that are not necessarily viable for IHOP to develop in—expanding the universe of available sites by 200 to 400 units above what our old system would have yielded.

Slide 8

I've talked a lot about the implications of our operating model shift. However, today we also need to focus on the strides we've made from a brand and operations perspective. Our vision is to be number one in family dining, which is something you've heard me talk about for the last year. Now, we are ready to "operationalize" our vision. We made significant investments in 2002 to be well positioned for the launch of our 2003 brand building initiatives.

We've completed consumer research on both IHOP as a brand and the entire family dining segment. In my 30 years in the restaurant industry, I've never seen such clear feedback. We own breakfast. No one does it better and consumers think of IHOP first for breakfast. However, it is also clear that IHOP does not have its fair share of guests at lunch and dinner, which is inconsistent with what research says about the family-dining segment. Family dining does most of its volume in lunch and dinner. This translates into a significant amount of upside to increase IHOP's utilization within these day-parts, enabling us to grow market share and drive traffic and sales volume. As a result, becoming number one in family dining will involve creating the right menu additions supported by the right menu research to identify how IHOP can leverage its breakfast expertise and grow these two day-parts. We have completed product research on 75 product promotions, conducted 21 in-store tests, and solidified the promotional calendar for 2003.

Historically, our advertising has been designed around individual promotion message that lack the synergy and foundation of a strong creative campaign.    Our new advertising campaign launched just last week conveys a real and genuine feeling about IHOP and encourages our guests to "Come hungry. Leave happy." The campaign has strong value messages and humor to make it memorable and features our new product promotions, which work together to provide new reasons for guests to visit IHOP. We have enhanced our national media buying strategies to deliver our brand messages to IHOP's target audience, who we affectionately call "the unpretentious majority."

We've improved our development efforts, striving to locate the best sites possible to ensure each restaurant opens well and continues to perform at the top of our expectations. This year, we will be utilizing two additional tools, the site model and DMA analysis, to maximize how many restaurants we should be building in the domestic U.S. with the help of our franchisees. Our development and marketing departments are working together to successfully design and communicate our brand through a new building prototype and building remodel, both of which will be rolled out by 2004.

Since we're telling guests to come hungry, leave happy, how we execute at the restaurant level plays a critical role. Our customers have given us specific feedback on how we can improve our operations. As a result, our commitment to operational excellence has never been stronger. We have put the right tools in place to benefit our guests, our franchisees, and our system as a whole. We have implemented operational initiatives to ensure a great experience at every IHOP each time a guest visits. We are serving "hot food hot" as I like to say. [Explain...] We're ensuring a high level of guest responsiveness and more personable interaction with our guests at the restaurant level. [Explain...] We've improved our training programs for new product promotions and now provide more comprehensive training and support for new restaurant openings. IHOP is going to be world-class in training because we can't be number one without it. We are in the process of benchmarking our training against some of the best companies in the hospitality industry. We will take this information to enhance our training efforts even further. Our goal is to have the best trained employees in the restaurant industry. We now know what we can do to have more guests come more often, and that knowledge is reflected in all of the choices we've made with regard to branding, operations, development and training.

We strengthened our team. In the span of a year's time, we have attracted new leadership to the company, which includes myself, Gregg Nettleton (our chief marketing officer), and Tom Conforti (our chief financial officer). In the field, we've added operations consultants to be more responsive to the needs of our franchisees. Collaboration is the essential ingredient for our success. During the year, we worked closely with our franchise community to ensure that the changes management made are supported by our franchise community. And, we retained a world-class advertising agency, McCann Erickson, to develop the new brand positioning I just mentioned. Now, we are set to "operationalize" our vision of being number one in family dining with the support and commitment of every member of the IHOP family.

Slide 9

We expect great results as we energize the brand and to improve the guest experience through operational excellence. Top of mind awareness will increase, driving increased traffic... increased sales...

and increased profits. All of which, will enable IHOP to have increased resources and the wherewithal to reinvest in our brand and our operations. The bottom-line for IHOP is to provide new reasons for guests to visit IHOP more often. And, we're going to make that happen.

Now, I'd like to introduce Tom Conforti. As you know, Tom joined us a little over a month ago, and I couldn't be more pleased to have him here with me today.

Tom Conforti—Financial Overview

Slide 10

Thanks, Julia. You've already heard Julia address why we're transitioning from our current model to a franchise development model, but I'd like to quickly review the difference between the two models. Our current model was, by design, structured to achieve critical mass on a national basis and develop a stable base of franchisees. Company-financed new restaurant development facilitated a predictable EPS growth performance, which served us well. However, profit under our current model was highly dependent on the number of new store openings. Our new model is different. While we will continue to focus on growing system sales, restaurant growth will be spurred by our franchisees. Franchisee development options are likely to expand with lower capital costs and real operating advantages that result in higher PSAs and comp growth. What this means for IHOP is cash flow growth through improved marketing and operations.

Slide 11

To reinforce the current dependency on franchise sales, slide 11 illustrates that 25% of profits for IHOP are derived from sales of franchises & equipment. Under our new model, once we reach a "steady state"—which means how we expect the model to perform once it fully takes hold—we expect roughly 10% of our profits to come from sales of franchises & equipment with restaurant operations contributing approximately 90% of IHOP profits.

Slide 12

Moving on to slide 12. Prior to walking you through the numbers I'd like to remind you that although the main transition period will take place this year, we will see some transition efforts fall into fiscal year 2004 as well, reaching what we define as "steady state" in 2005. [Walk them through the numbers....]

Slide 13

Let's see the affect of the change in business model starting in the transition year 2003 with slide 13. We estimate that with the reduction in cap ex associated with the new business model, our free cash flow position will be negative $20-$30 million in 2003, a substantial improvement from where we expect to end over 2002 levels. When we look at the steady state of the business, we see that free cash flow, before any affect of our receivable annuity, will be in the neighborhood of $40-$50 million per year. On EPS, we are targeting a range of $1.55 to $1.70 for 2003. The drop-off of our estimates for 2003 reflects the reduction of the number of franchises we sell. Looking forward, once we reach steady state, we expect EPS growth to resume its positive trend, targeting 8% plus or more growth, dependant on our deployment of cash.

Now, I'd like to turn the call back over to Julia.

Julia Stewart—Closing Remarks

Slide 14

Thanks, Tom. We have proactively shifted our operating model to stay ahead of the curve in terms of future growth opportunities, while aggressively pursuing the number one position in family dining.

Let me recap the highlights with you. Our new operating model will generate significant free cash flows. We expect to improve returns on investment, decrease our capital requirements and lower our debt burden. Finally, our new operating model will provide us with the financial flexibility to build the business and otherwise enhance shareholder value.

Added to these financial benefits, we have a strong marketing and operations strategy to increase top-of-mind awareness for our brand, and deliver a great experience each and every time our guests visit IHOP. We expect to achieve both system-wide sales and comp-store sales growth.

We are confident that our new growth strategy is the right choice for IHOP and we hope you share our excitement. With that, Tom and I would be pleased to answer any questions you might have.

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  Exhibit 99.2
IHOP Corp. Growth Strategy Conference Call Script FINAL